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                                                                    Exhibit 4.5

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made as of the 1st day of January, 2001

BETWEEN:

         IMI INTERNATIONAL MEDICAL INNOVATIONS INC., a corporation existing under the laws of Canada

         (hereinafter called "IMI")

                                      -and-

         MICHAEL EVELEGH, of the City of Dundas, in the Province of Ontario

         (hereinafter called the "Employee")

         WHEREAS IMI and the Employee wish to enter into a written agreement which contains the agreed upon terms and conditions of employment for their mutual benefit;

         NOW THEREFORE in consideration of the mutual covenants and agreements contained in this agreement and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties to this agreement do mutually covenant and agree as follows:

ARTICLE 1 - DUTIES OF EMPLOYMENT

         1.1 Position - The Company agrees to continue to employ the Employee in the position of Executive Vice President, Clinical and Regulatory Affairs, to serve in such capacity as IMI's needs may, from time to time, require and as are made known to him by IMI or its authorized representatives. In this capacity, the Employee shall perform such services as are required from time to time by the Board of Directors of IMI (the "Board") provided, however, that without the Employee's prior written consent, the Employee shall not be required to perform services other than those comparable in scope and dignity to those the Employee is presently performing.

         1.2 Duties - The Employee accepts the office on the terms and conditions set forth in this Agreement and acknowledges that as Executive Vice President, Clinical and Regulatory Affairs, he has the responsibility for the general supervision of the clinical and regulatory aspects of the business of IMI, subject to the authority of the President of IMI and the Board. Throughout the term of his employment, the Employee agrees to devote substantially all of his business time and effort to carry out the performance of his duties under this Agreement and shall conform to all lawful instructions and directions given to him by the Board, or its authorized designees, and obey and carry out the by-laws of IMI, as well as all written rules, policies and practices now or hereafter established and amended from time to time by IMI for the conduct of its affairs and brought to the attention of the Employee.



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ARTICLE II - TERMS OF EMPLOYMENT

         2.1 Term - The provisions of the Agreement shall have effect from the date hereof and shall continue in effect indefinitely or until terminated in accordance with the provisions of this Agreement

ARTICLE III - EMPLOYEE'S COMPENSATION AND BENEFITS

         3.1 Compensation - The annual base salary payable to the Employee for the Employee's services hereunder for the term of this Agreement shall be $200,000 (gross), exclusive of bonuses, benefits and other compensation. The annual base salary payable to the Employee pursuant to the provisions of this
Article III shall be payable in equal semi-monthly installments, in arrears, in accordance with existing practice, or in such other manner as may be mutually agreed upon, less, in any case, any deductions or withholdings required by law.

         3.2 Salary Review - The Employee's salary and benefits shall be as stated in Article III but shall be reviewed on January 1, 2002 and annually thereafter during the term of this Agreement and any renewal of this Agreement

         3.3 Vacation - The Employee shall be entitled to vacation with pay of four (4) weeks during each calendar year of this Agreement. The employee's paid vacation is to be taken at a time approved in advance by the President of IMI or the Board, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of IMI and the need for the timely performance of the Employee's responsibilities. Vacation not taken in one year may not be carried over into subsequent years and shall expire at the end of the applicable year.

         3.4 Benefits - The Employee shall participate in all benefit plans which IMI provides to its Employees, including extended health, medical and dental. In the event that such benefit plans include additional benefits and/or coverage for executives, then the Employee shall be entitled to such additional benefits.

         3.5 Additional Compensation - The Employee shall also receive bonuses and options to purchase shares of IMI as may be granted by the Board, in their discretion, from time to time.

         3.6 Expenses - IMI shall reimburse the Employee forthwith for all proper and reasonable out-of-pocket expenses actually incurred by the Employee in the performance of his duties upon presentation of supporting statements, receipts or vouchers. Subject to the provisions of IMI's governing corporate legislation, IMI agrees to indemnify and save the Employee harmless from and against any and all demands, claims, costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which the Employee is made a party by reason of having been a director or officer of IMI or of any affiliated company, whether before or after termination if:

                  (a) the Employee acted honestly and in good faith with a view to the best interests of IMI; and






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                  (b)      in the case of a criminal or administrative action or
                           proceeding that is enforced by a monetary penalty, the Employee had reasonable grounds for believing that his conduct was lawful.

ARTICLE IV - TERMINATION

         4.1 Notwithstanding anything contained in this Agreement, IMI and the Employee agree that this Agreement and the employment of the Employee may be terminated as follows:

                  (a) immediately by IMI at its option, at any time, and without notice or pay in lieu of such notice, for cause. For the purposes of this Agreement, "cause" shall include the following:

                           (i) a material breach by the Employee of the provisions of Article V at any time;

                           (ii) conviction of the Employee of a criminal offence punishable by indictment, or summary conviction where such conviction brings into question the Employee's ability to perform his duties under this Agreement honestly and effectively or where such conviction could adversely affect the reputation and goodwill of IMI; and

                           (iii) in the event of death or any "disability", as such term is defined in any disability insurance policy of IMI or if no such policy is in place, disability shall mean mental or physical disability or serious illness of the Employee which results in the Employee being unable to substantially perform his duties for a continuous period of 180 days or for periods aggregating 225 days in any period of 365 days;

                  (b) at any time by IMI, without cause by paying, in lieu of notice, an amount equal to one year of the Employee's then current (i) annual salary; (ii) benefits as contemplated in section 3.4; and (iii) additional compensation as contemplated in section 3.5, all payable in accordance with, and subject to the reduction contained in, Section 4.2 herein

                  (c) by the Employee, upon prior written notice to IMI at any time within 180 days after the Change of Control of IMI in which case IMI shall pay to the Employee an amount equal to 12 months of the Employee's then current annual salary, payable immediately; or

                  (d) at any time by the Employee upon 90 days written notice to IMI.

          For the purposes of this Section 4.1,

          "Associate" and "Affiliate" have the meanings ascribed thereto by the Securities Act (Ontario) as at the date hereof;






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          "Concert Parties" means, in relation to any person, all other persons acting jointly or in concert with such person. For the purposes hereof it is a question of fact as to whether a person is acting jointly or in concert with another person in relation to IMI. Without limiting the generality of the foregoing, the following shall be deemed to be acting jointly or in concert with a particular person:

                  (i) every person who, as a result of any agreement, commitment or understanding, whether formal or informal, with the particular person or with any other person acting jointly or in concert with the particular person, acquires or offers to acquire securities of IMI;

                  (ii) every person who, as a result of any agreement, commitment or understanding, whether formal or informal, with the particular person or with any other person acting jointly or in concert with the particular person, intends to exercise jointly or in concert with the particular person or with any other person acting jointly or in concert with the particular person any voting rights attaching to any securities of IMI; and

                  (iii) every associate or affiliate of the particular person or of any person who is acting jointly or in concert with the particular persons and

          "Change of Control" of IMI shall have occurred if:

                  (i) any person (other than the Employee) and the Concert Parties thereof beneficially own more than 50% of the outstanding shares of IMI entitled to vote generally in the election of directors of IMI; or

                  (ii) IMI completes (A) a merger or other business combination of IMI with or into another corporation unless after giving effect thereto the shareholders of IMI own shares of the successor corporation carrying more than 50% of the votes in the election of directors; or (B) a sale, exchange or other disposition of all or substantially all of the assets of IMI.

         4.2 Payment of Termination Amount. The amounts payable to the Employee as contemplated in subsection 4.1(b) above shall be paid in 12 equal monthly installments over an 11 month period beginning 30 days after the date of termination provided, however, that if the Employee obtains alternative employment during such 11 month period, the monthly installments beginning on the later of:

                  (a) the date of this commencement of such alternative employment; and

                  (b) the date which is six months after the date of termination shall be reduced by the amount equal to the remuneration earned by the Employee in such alternative employment in such month.


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         For the purposes of this Section 4.2, "alternative employment" shall mean any form of remunerative activity in the nature of employment, whether as employee, consultant, agent, partner, sole proprietor or otherwise.

         4.3      Effect of Termination

                  (a) Upon termination of this Agreement, the employment of the Employee shall be automatically terminated and the Employee shall have no claims against IMI for failure to give reasonable notice of termination or otherwise except in respect of payment of salary or accrued vacation pay to the date of termination and payments specifically provided for herein.

                  (b) Upon termination of employment, the Employee shall immediately resign all offices (including directorships) held in IMI and the Employee shall not be entitled to receive any additional severance pay or compensation for loss of office or otherwise by reason of resignation (other than as otherwise provided for herein). If the Employee fails to resign as mentioned, IMI is irrevocably authorized to appoint some person in the Employee's name and on his behalf to sign any documents or do any thing necessary or requisite to give effect to it.

                  (c) If the Employee is terminated without cause or if the Employee terminates this Agreement pursuant to subsection 4.1(c) above, all options to acquire shares of IMI held by the Employee shall immediately and automatically become fully vested and shall be exercisable by the Employee within the time period which is 60 days from the date of such termination and, after such 60 day period, all unexercised options held by the Employee shall expire and shall be cancelled by IMI.

                  (d) If the Employee is terminated with cause, all options, whether vested or otherwise, shall immediately expire and shall be cancelled at the date of such termination.

                  (e) The provisions of subsections (c) and (d) above shall apply to all options to acquire shares of IMI granted previously or hereafter to the Employee unless the terms of such options specifically state that such subsections do not apply.

         4.4      Company's Property

                  The Employee acknowledges that all items of any and every nature or kind created or used by the Employee pursuant to the Employee's employment under this Agreement, or furnished by IMI to the Employee, and all equipment, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of IMI at all times and shall be surrendered to IMI, in good condition, promptly on the termination of the Employee's employment irrespective of the time, manner or cause of termination. All personal effects used by the Employee in carrying out his


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duties will remain the property of the Employee and shall be removed by him on termination of his employment.

ARTICLE V - CONFIDENTIAL INFORMATION AND NON-COMPETITION

          5.1     Confidential Information

                  (a) The Employee acknowledges that throughout the course of his employment with IMI the Employee may have access to and be entrusted with confidential information, trade secrets and know-how concerning the business and property of IMI and with information, trade secrets and know-how which other persons shall require IMI and its employees, agents and consultants to treat as confidential (all of which information, trade secrets and know-how of IMI and others shall be collectively defined as "Confidential Information").

                  (b) The Employee agree that disclosure of any of the Confidential Information or any use of the Confidential Information other than on behalf of or for the direct benefit of IMI is and will be highly detrimental to IMI and that the right to maintain the confidentiality of the Confidential Information constitutes a proprietary right which IMI is entitled to protect or is an obligation which IMI must observe. Accordingly, the Employee hereby agrees that:

                           (i) he shall keep confidential all of the Confidential Information for the exclusive benefit and use of IMI and will faithfully do all in his power to assist IMI in keeping the Confidential Information confidential until IMI shall make the same public either by obtaining patent rights, copyrights or otherwise;

                           (ii) shall not, directly or indirectly, disclose or divulge any of the Confidential Information to any person, firm, corporation or other entity of any kind whatsoever

                           (iii) he shall not, directly or indirectly, either individually or in partnership with, or jointly with one or more persons, firms, corporations or any other entity of any kind whatsoever as principa1, agent, employee, shareholder or in any other capacity or manner whatsoever, use any of the Confidential Information other than on behalf of or for the direct benefit of IMI;

                           (iv)     he shall not divulge, disclose or
                                    communicate to any person,  firm or
                                    corporation the name of any customer of IMI and/or the Business (as hereinafter defined); and

                           (v) he shall not use for his own purpose any Confidential Information relating to IMI and/or the Business.






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                  (c)      The Employee acknowledges that the restrictions
                           contained herein for the benefit of IMI are reasonable and not excessive in the circumstances of the Employee's knowledge and the scope of his employment.

          5.2 Non-Competition - The Employee agrees that the Employee will not, without the prior written consent of IMI, while employed by IMI and for a period of one (1) year after the date of termination as contemplated in subsections 4.1(a), (b) or(d):

                   (a) directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership or jointly, or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder or in any other manner whatsoever carry on or be engaged in any business directly competitive with the business of IMI (the "Business") in any country where IMI operates, or be concerned with or interested in or lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person, persons, firm, association, syndicate, company or corporation engaged in, concerned with or interested in any directly competitive business except that the Employee may own no more than 5% of the total issued and outstanding capital stock of a publicly-held or private corporation engaged in, concerned with or interested in any directly competitive business;

                  (b) directly or indirectly solicit, interfere with or endeavour to direct or entice away from IMI any customer or any person, firm or corporation in the habit of dealing with IMI, and/or the Business; or

                  (c) interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee or independent contractor of IMI or, following termination of the Employee's employment, any employee who was in the employ of IMI during the one (1) year period, as the case may be, preceding termination for cause.

          5.3 The Employee hereby acknowledges and agrees that all covenants, provisions and restrictions contained in this Article V hereof are reasonable and valid and all defences to the strict enforcement thereof by IMI are waived by the Employee.

          5.4 The Employee further acknowledges and agrees that in the event of a violation of the covenants, provisions and restrictions contained in this
Article V, IMI shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief and an accounting of all profits and benefits arising out of such violation, which right and remedies shall be cumulative and in addition to any other rights or remedies to which IMI may be entitled.


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         5.5 It is understood by the Parties hereto that the covenants in this
Article V by the Employee not to enter into competition with IMI are essential elements to this Agreement and that, but for the agreement of the Employee to enter into such covenants, IMI would not have retained the Employee.

ARTICLE VI - CLAUSES SURVIVING TERMINATION

          6.1 Any confidentiality and non-solicitation clauses in Article VI of this Agreement shall survive the termination of this Agreement, as shall Sections 3.6, 4.3 and 4.4 hereof.

ARTICLE VII - PLAIN ENGLISH

          7.1 This Agreement is intended to be written in plain English. When words or expressions of a general nature are employed herein, it is intended that they be comprehensive, unless the context clearly dictates otherwise.

ARTICLE VIII - GENERAL

          8.1 General - Any notice, document or other communication required or permitted to be given in respect of this Agreement shall be sufficiently given if delivered to the party personally, or if sent by prepaid ordinary mail posted in Canada, by courier, or by facsimile, to such party addressed as follows:

          IMI:             IMI International Medical Innovations Inc.
                           4211 Yonge Street - Suite 300
                           Toronto, Ontario  M2P 2A9

                           Telecopier No.:  (416) 222-4533
                           Attention:  Chairman

          Employee:        Michael Evelegh
                           5 Parkway Place
                           Dundas, Ontario  L9H 6K3

Any party may at any time change its address hereunder by giving notice of such change of address to the other party or parties in the manner specified in this paragraph. Any such notice or other written communication shall, if mailed or sent by courier, be effective on the day it is delivered or an attempt is made to deliver it to the address of the addressee and, if given by personal delivery, shall be effective on the day of actual delivery.

          8.2 Severability - If any covenant, provision or restriction contained in this Agreement is found to be void or unenforceable in whole or in part, it shall not effect or impair the validity of any other covenant, provision or restriction and without limitation, each of the covenants, provisions and restrictions contained herein are herby declared to be separate and distinct covenants, provisions and restrictions.


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          8.3 Waiver of Performance - The Employee and IMI may, in writing, extend the time for performance or waive non-compliance or non-performance by the other of the other's obligations, covenants and agreements under this Agreement. No act or failure to act of the Employee or IMI shall be deemed to be an extension or waiver of timely or strict performance by the other of his/its obligations, covenants and agreements under this Agreement.

          8.4 Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the law of Canada applicable therein and each of the parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

          8.5 Entire Agreement - This Agreement set forth the entire agreement among the parties hereto pertaining to the employment of the Employee and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written, of the parties hereto, including, without limitation, the employment agreement dated October 31, 1997 among the parties hereto, and there are no warranties representations or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth therein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

          8.6 Assignment - This Agreement is personal to the Employee and may not be assigned by him without the prior written consent of IMI, which consent may be unreasonably withheld. This Agreement may not be assigned by IMI without the prior written consent of the Employee, which consent may be unreasonably withheld. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors, heirs, executors, administrators, personal representatives and permitted assigns.

          8.7 Headings - The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained herein.

          8.8 Currency - All dollar amounts referred to in this Agreement shall be in Canadian funds.

          8.9 Time of Essence - Time is and shall always remain the essence of this Agreement.






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          IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

                                        IMI INTERNATIONAL MEDICAL
                                        INNOVATIONS, INC.

                                        Per /s/ Leslie Anderson              c/s
                                            ---------------------------------

SIGNED, SEALED AND DELIVERED   )
     In the presence of:       )
                               )
/s/ Brent Norton               )
------------------------------
Witness                        )        /s/ Michael Evelegh
                               )        -------------------------------------
                                        MICHAEL EVELEGH




                                        ----------------------------------------
                                        By signing, the Employee acknowledges he understands the contents of this Agreement, and in particular Article IV relating to termination and that he has been given the opportunity to obtain independent legal advice and has either done so or chosen not to obtain such advice.
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